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                                                                     Exhibit 2.1


                              CERTIFICATE OF MERGER

                                       OF

                           AMERICARE HEALTH SCAN, INC.
                             (a Florida corporation)

                                      INTO

                       ENVIRONMENTAL DIGITAL SYSTEMS, INC.
                            (a Delaware corporation)

     Pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), the undersigned corporation does hereby certify:

FIRST: That the names and states of incorporation of each of the constituent corporations are:

Name                                                 State of Incorporation
----                                                 ----------------------

Americare Health Scan, Inc.                          Florida

Environmental Digital Systems, Inc.                  Delaware

SECOND: That an Agreement of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252(c) of the General Corporation Law.

THIRD: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FOURTH: Upon the completion of the merger, Americare Health Scan, Inc., shall be the surviving corporation and after appropriate corporate action pursuant to applicable state statutes, Americare Health Scan, Inc., a corporation, shall be domiciled in the state of Florida.

FIFTH: The executed Agreement of Merger is on file at the principal place of business of the surviving corporation, Americare Health Scan, Inc., at Americare Building, Third Floor, 20 N.W. 181st Street, Miami, Florida 33169. A copy of the Agreement of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

SIXTH: The authorized capital stock of Americare Health Scan, Inc. is 50,000,000 shares having par value of $.00l per share.



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SEVENTH: That pursuant to Section 252 of the DGCL, the surviving corporation agrees that it may be served with process in the State of Delaware for any proceeding described in Section 252(d) at the principal place of business of the surviving corporation located at Americare Building, Third Floor, 20 N.W. 181st Street, Miami, Florida 33169.

     IN WITNESS WHEREOF, said Americare Health Scan, Inc. has caused this Certificate of Merger to be executed by its officers thereunto duly authorized this 9th day of May, 1998.

                                       AMERICARE HEALTH SCAN, INC.



                                       By: /s/ Joseph P. D'Angelo
                                           -------------------------------------
                                           Joseph P. D'Angelo
                                           President



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